Exhibit 99.1

Ring Energy, Inc.

FOR IMMEDIATE RELEASE NYSE American – REI

RING ENERGY, INC. ANNOUNCES EXERCISE AND PRICE REDUCTION OF NEARLY ALL OF ITS OUTSTANDING WARRANTS

The Woodlands, TX – April 12, 2023 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today announced that 14,512,166 of its outstanding warrants have been amended to lower their exercise price to $0.62 per share in exchange for early exercise of the warrants, resulting in gross proceeds to the Company of $8,997,543 and the issuance of 14,512,166 shares of common stock. After the full exercise of the above warrants, there remain outstanding warrants to purchase 78,200 shares of common stock.
Mr. Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “We are pleased with the early exercises resulting from the premium inducement. The accelerated receipt of approximately $9 million in warrant proceeds contributes to our relentless goal to strengthen our balance sheet. We believe that clearing out the warrants simplifies our capital structure, as well as should improve trading liquidity and increase our float.”
The warrants were issued as part of a registered direct offering in 2020 and were exercisable for shares of the Company’s common stock at an initial exercise price of $0.80 per share. The issuance of the common stock upon exercise of the warrants by the Company, and the resale of the common stock issuable upon exercise of the warrants are covered by a registration statement, as amended, previously filed with and declared effective by the Securities and Exchange Commission.
Truist Securities acted as exclusive financial advisor to the Company.
This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Ring Energy, Inc.
Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the conventional development of its Permian Basin assets in West Texas and New Mexico. For additional information, please visit www.ringenergy.com.
SAFE HARBOR STATEMENT
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2022, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements.
Contact Information
Al Petrie Advisors
Al Petrie, Senior Partner
Phone: 281-975-2146
Email: apetrie@ringenergy.com

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